UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

February 1, 2021

Date of Report (Date of earliest event reported)

BALLANTYNE STRONG, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13906	47-0587703
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification Number)

4201 Congress Street, Suite 175
Charlotte, North Carolina	28209
(Address of principal executive offices)	(Zip Code)

(704) 994-8279

(Registrant’s telephone number including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares, $.01 par value	BTN	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [  ]

1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 2.01 below is incorporated herein by reference.

2.01 Completion of Acquisition or Disposition of Assets.

On February 1, 2021, Ballantyne Strong, Inc., a Delaware corporation (the “Company”), its wholly-owned subsidiary, SDM Holdco, Inc., a Delaware corporation (“Holdco”), and Convergent, LLC, a Georgia limited liability company, wholly-owned subsidiary of Holdco and indirect subsidiary of the Company (“Convergent”), entered into an Equity Purchase Agreement (together with the other related documents defined therein, the “Purchase Agreement”), and closed the transactions contemplated by the Purchase Agreement, with SageNet LLC, an Oklahoma limited liability company (“Buyer”). Pursuant to the Purchase Agreement, Holdco sold 100% of the issued and outstanding limited liability company membership interests (the “Equity Interests”) in Convergent to Buyer. Convergent, together with its wholly-owned subsidiary, Convergent Media Systems, LLC, a Georgia limited liability company (“CMS”), operated the Company’s digital signage solutions segment. The Company will continue to conduct its Strong Entertainment operating segment through its other subsidiaries.

The purchase price (the “Purchase Price”) paid to Holdco by Buyer pursuant to the Purchase Agreement was (i) $15.0 million in cash and (ii) $2.5 million in the form of a subordinated promissory note delivered by Buyer in favor of Holdco. Additionally, a portion of the Purchase Price was placed in escrow by Buyer, the release of which is contingent upon certain events and conditions specified in the Purchase Agreement. The Purchase Price is also subject to adjustment based on closing working capital of Convergent and CMS. As further consideration for the Equity Interests, Buyer also assumed approximately $5.7 million of third-party debt of CMS, bringing the total enterprise value for the Equity Interests to approximately $23.2 million.

The foregoing summary of the terms and conditions of the Purchase Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is included as Exhibit 2.1 hereto.

Item 7.01 Regulation FD Disclosure.

On February 2, 2021, the Company issued a press release regarding the closing of the sale of the Equity Interests, which is attached hereto as Exhibit 99.1.

The press release included as Exhibit 99.1 will be deemed to be “furnished” rather than “filed,” pursuant to the rules of the Securities and Exchange Commission.

Item 8.01 Other Events.

The information set forth in Item 2.01 above is incorporated herein by reference.

In connection with, and prior to, the closing of the transactions contemplated by the Purchase Agreement, the Company incorporated Holdco by filing a certificate of incorporation with the Delaware Secretary of State and the Company contributed all of the shares of the capital stock of Convergent Corporation to Holdco. The Company and Holdco then caused the conversion of each of Convergent Corporation and Convergent Media Systems Corporation, an indirect subsidiary of the Company, from Georgia corporations to Georgia limited liability companies, by delivery of a certificate of conversion and articles of organization for each of Convergent and CMS to the Georgia Secretary of State. The equity interests of the Company’s indirect subsidiary, Strong Digital Media, LLC (“SDM”), which were owned by CMS, were assigned to Holdco prior to closing the transactions contemplated by the Purchase Agreement. Following the closing of the transactions contemplated by the Purchase Agreement, SDM remains an indirect subsidiary of the Company.

Item 9.01 Financial Statements and Exhibits.

(b) Pro forma financial information.

The unaudited pro forma consolidated balance sheet as of September 30, 2020, and unaudited pro forma consolidated statements of operations and comprehensive income (loss) for the nine months ended September 30, 2020, and the year ended December 31, 2019, in each case showing the pro forma effect of the sale of the Equity Interests, are furnished in Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

(d) Exhibits.

Exhibit No.	Description
2.1	Equity Purchase Agreement*
99.1	Press Release dated February 2, 2021
99.2	Unaudited Pro Forma Financial Information of Ballantyne Strong, Inc.

*The schedules and exhibits to the Equity Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLANTYNE STRONG, INC.

Date: February 2, 2021	By:	/s/ Todd R. Major
Todd R. Major
Chief Financial Officer